Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2011 Financial Results

Record Quarterly Revenue Reaches $170 Million

Plano, Texas – August 9, 2011 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the second quarter ended June 30, 2011.

Second Quarter Highlights

•	Revenue was a record $169.8 million, an increase of 14 percent over the $149.2 million in the second quarter of 2010, and an increase of 5 percent from the $161.6 million in the first quarter of 2011;

•	Gross profit was $55.6 million, an increase of 4 percent over the $53.5 million in the second quarter of 2010, and a decrease of 3 percent from the $57.4 million in the first quarter 2011;

•	Gross profit margin was 32.8 percent, compared to 35.8 percent in the second quarter 2010 and 35.5 percent in the first quarter 2011;

•

GAAP net income was $18.0 million, or $0.38 per diluted share, compared to second quarter of 2010 GAAP net income of $16.6 million, or $0.37 per diluted share, and first quarter of 2011 GAAP net income of $19.7 million, or $0.42 per diluted share;

•

Non-GAAP adjusted net income was $20.1 million, or $0.43 per diluted share, compared to second quarter 2010 adjusted net income of $18.7 million, or $0.41 per diluted share, and first quarter 2011 adjusted net income of $21.8 million, or $0.47 per diluted share;

•	Excluding $2.4 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and

•	Generated $32.4 million cash flow from operations, $11.6 million net cash flow and break-even free cash flow, including $32.6 million of capital expenditures.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “Revenue for the quarter increased over $20 million, or 14 percent, from the prior year period and five percent sequentially as we gained additional market share due to our continued focus on design wins, new products and customer expansion. Beginning in May, we started to see a slowdown in the global markets, in particular the consumer and computing space. This weakness accelerated in the last several weeks of the quarter affecting several of our customers that build product for the U.S. and European markets.

“Gross margin in the second quarter was also impacted by the softening demand, which caused us to change our mix to lower margin commodity products to support revenue. Additionally, there was a slower than expected ramp in productivity due to the training requirements for replacing operators as a result of the previously announced China labor shortages. We expect this productivity issue to be resolved by the end of the third quarter. We have taken several actions, including the delay of capital investments and the freezing of manufacturing manpower, until such time that the demand environment improves. Despite these market challenges, I am confident that we are well positioned with our customers and have a broadened product portfolio, design win momentum and the capacity to expand our revenues and margins as demand improves.”

Second Quarter 2011

Revenue for the second quarter of 2011 was a record $169.8 million, an increase of 14 percent over the $149.2 million in the second quarter of 2010, and an increase of 5 percent from the $161.6 million in the first quarter of 2011. The sequential increase in revenue was due to demand for our products used in tablets, notebooks, smartphones and LED TV’s.

Gross profit for the second quarter of 2011 was $55.6 million, or 32.8 percent of revenue, compared to $53.5 million, or 35.8 percent, in the second quarter of 2010 and $57.4 million or 35.5 percent, in the first quarter 2011. The sequential decline in gross profit margin was due primarily to a shift in product mix to lower margin products and reduced fixed cost coverage. Lower factory utilization than expected resulted from a slower than forecasted improvement in productivity related to the manufacturing operators hired to replace employees following the previously disclosed manpower shortages at the Company’s Shanghai packaging facilities.

Second quarter 2011 GAAP net income was $18.0 million, or $0.38 per diluted share, compared to GAAP net income of $16.6 million, or $0.37 per diluted share, in the second quarter of 2010 and GAAP net income of $19.7 million, or $0.42 per diluted share, in the first quarter of 2011.

Non-GAAP adjusted net income for the second quarter of 2011 was $20.1 million, or $0.43 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $0.8 million of non-cash acquisition related intangible asset amortization costs, compared to adjusted net income of $18.7 million, or $0.41 per diluted share, in the second quarter of 2010 and adjusted net income of $21.8 million, or $0.47 per diluted share, in the first quarter of 2011. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended June 30, 2011
GAAP net income	$17,981

GAAP diluted earnings per share	$0.38

Adjustments to reconcile net income to adjusted net income:
Amortization of debt discount	1,318
Amortization of acquisition related intangible assets	830

Non-GAAP adjusted net income	$20,129

Non-GAAP adjusted diluted earnings per share	$0.43

(See tables below for further details of the reconciliation)

Included in second quarter 2011 GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the second quarter of 2011 was $40.5 million, compared to $34.6 million for the second quarter of 2010 and $41.1 million for the first quarter of 2011. For a reconciliation of GAAP net income to EBITDA, see table below.

As of June 30, 2011, Diodes had approximately $290 million in cash and cash equivalents, $316 million in working capital and approximately $132 million of Convertible Senior Notes outstanding.

Business Outlook

Dr. Lu concluded, “The weakening demand that we saw at the end of the second quarter, especially in the consumer and LED TV market, has continued into July and the market outlook for August and September is uncertain. Distributor inventory days were down slightly from the first quarter, while channel inventory was at the high end of the preferred range as we exited the second quarter. As such, for the third quarter we expect revenue to range between $160 million and $170 million, or flat to down 6 percent sequentially. We expect gross margin to be 32 percent, plus or minus 1.5 percent. Operating expenses are expected to be comparable to the second quarter on a dollar basis. We expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS are anticipated to be approximately 48 million.”

Conference Call

Diodes will host a conference call on Tuesday, August 9, 2011 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2010 financial results. Investors and analysts may join the conference call by dialing 1-800-901-5241 and providing the confirmation code 70544571. International callers may join the teleconference by dialing 1-617-786-2963 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 12, 2011 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 13246647. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we expect this productivity issue to be resolved by the end of the third quarter; we have taken several actions, including the delay of capital investments and the freezing of manufacturing manpower, until such time that the demand environment improves; despite these market challenges, I am confident that we are well positioned with our customers and have a broadened product portfolio, design win momentum and the capacity to expand our revenues and margins as demand improves; the weakening demand that we saw at the end of the second quarter, especially in the consumer and LED TV market, has continued into July and the market outlook for August and September is uncertain; distributor inventory days were down slightly from the first quarter, while channel inventory was at the high end of the preferred range as we exited the second quarter; as such, we expect revenue to range between $160 million and $170 million, or flat to down 6 percent sequentially; we expect gross margin to be 32 percent, plus or minus 1.5 percent; operating expenses are expected to be comparable to the second quarter on a dollar basis; and we expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the third quarter are anticipated to be approximately 48 million. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

#  #  #

Company Contact:

Diodes Incorporated

Laura Mehrl

Director of Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne Sievers

EVP, Investor Relations

P: 949-224-3874

E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
NET SALES	$169,806	$149,153	$331,361	$286,000
COST OF GOODS SOLD	114,191	95,686	218,353	184,750

Gross profit	55,615	53,467	113,008	101,250
OPERATING EXPENSES
Selling, general and administrative	22,575	21,422	43,985	42,841
Research and development	6,533	6,815	13,051	13,191
Amortization of acquisition related intangible assets	1,153	1,078	2,288	2,206
Impairment of long-lived assets	—	144	—	144

Total operating expenses	30,261	29,459	59,324	58,382

Income from operations	25,354	24,008	53,684	42,868
OTHER INCOME (EXPENSES)
Interest income	312	996	533	2,308
Interest expense	(1,036)	(1,396)	(1,970)	(3,378)
Amortization of debt discount	(2,027)	(1,873)	(4,011)	(3,707)
Other	838	(1,150)	304	1,498

Total other expenses	(1,913)	(3,423)	(5,144)	(3,279)
Income before income taxes and noncontrolling interest	23,441	20,585	48,540	39,589
INCOME TAX PROVISION	4,718	3,035	9,553	6,359

NET INCOME	18,723	17,550	38,987	33,230
Less: NET INCOME attributable to noncontrolling interest	(742)	(903)	(1,322)	(1,625)

NET INCOME attributable to common stockholders	$17,981	$16,647	$37,665	$31,605

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.40	$0.38	$0.84	$0.72

Diluted	$0.38	$0.37	$0.80	$0.70

Number of shares used in computation
Basic	45,325	43,975	45,074	43,871

Diluted	47,148	45,510	46,837	45,358

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$17,981

Earnings per share (Per-GAAP)
Diluted				$0.38

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	1,153	—	(323)	830
Amortization of debt discount	—	2,027	(709)	1,318

Adjusted (Non-GAAP)				$20,129

Diluted shares used in computing earnings per share				47,148

Adjusted earnings per share (Non-GAAP)
Diluted				$0.43

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

For the three months ended June 30, 2010:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$16,647

Earnings per share (Per-GAAP)
Diluted				$0.37

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	1,078	—	(302)	776
Impairment of long-lived assets	—	144	(55)	89
Amortization of debt discount	—	1,873	(730)	1,143

Adjusted (Non-GAAP)				$18,655

Diluted shares used in computing earnings per share				45,510

Adjusted earnings per share (Non-GAAP)
Diluted				$0.41

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$37,665

Earnings per share (Per-GAAP)
Diluted				$0.80

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	2,288	—	(641)	1,647
Amortization of debt discount	—	4,011	(1,404)	2,607

Adjusted (Non-GAAP)				$41,919

Diluted shares used in computing earnings per share				46,837

Adjusted earnings per share (Non-GAAP)
Diluted				$0.89

Note: Included in GAAP and non-GAAP adjusted net income was approximately $4.5 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.09 per share.

For the six months ended June 30, 2010:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$31,605

Earnings per share (Per-GAAP)
Diluted				$0.70

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	2,206	—	(618)	1,588
Gain on sale of assets	—	(1,837)	661	(1,176)
Impairment of long-lived assets	—	144	(55)	89
Amortization of debt discount	—	3,707	(1,446)	2,261

Adjusted (Non-GAAP)				$34,368

Diluted shares used in computing earnings per share				45,358

Adjusted earnings per share (Non-GAAP)
Diluted				$0.76

Note: Included in GAAP and non-GAAP adjusted net income was approximately $4.2 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.09 per share.

ADJUSTED NET INCOME

This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets and impairment of long-lived assets, as discussed below. Excluding gain on sale of assets and impairment of long-lived assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across other companies with respect to this expense.

Amortization of debt discount – The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. The amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.

Gain on sale of assets – The Company excluded the gain recorded for the sale assets. During the first quarter of 2010, the Company sold assets located in Germany and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Impairment of long-lived assets – The Company excluded the impairment of long-lived assets. During the second quarter of 2010, the Company impaired certain assets, which was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the impairment of long-lived assets provides investors an enhanced view of a loss the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such impairments.

ADJUSTED EARNINGS PER SHARE

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets and impairment of long-lived assets, as described above. Excluding gain on sale of assets and impairment of long-lived assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.

FREE CASH FLOW (FCF)

Break-even FCF for the second quarter of 2011 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures ($32.4 million less (-) $32.6 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended June 30,
	2011	2010
Net income (per-GAAP)	$17,981	$16,647
Plus:
Interest expense, net (1)	2,751	2,273
Income tax provision	4,718	3,035
Depreciation and amortization	15,038	12,601

EBITDA (Non-GAAP)	$40,488	$34,556

	Six Months Ended June 30,
	2011	2010
Net income (per-GAAP)	$37,665	$31,605
Plus:
Interest expense, net (2)	5,448	4,777
Income tax provision	9,553	6,359
Depreciation and amortization	28,961	24,670

EBITDA (Non-GAAP)	$81,627	$67,411

(1)	Includes $2.0 million and $1.9 million for the three months ended June 30, 2011 and 2010, respectively, of amortization of debt discount.
(2)	Includes $4.0 million and $3.7 million for the six months ended June 30, 2011 and 2010, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$290,366	$270,901
Accounts receivable, net	144,205	129,207
Inventories	128,730	120,689
Deferred income taxes, current	8,200	8,276
Prepaid expenses and other	17,328	11,679

Total current assets	588,829	540,752

PROPERTY, PLANT AND EQUIPMENT, net	229,793	200,745

DEFERRED INCOME TAXES, non current	1,534	1,574

OTHER ASSETS
Goodwill	70,207	68,949
Intangible assets, net	27,076	28,770
Other	5,625	5,760

Total assets	$923,064	$846,550

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	June 30, 2011	December 31, 2010
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$10,000	$—
Accounts payable	82,074	70,057
Accrued liabilities	42,197	36,937
Income tax payable	6,014	15,412
Convertible senior notes	132,272	128,261
Other current liabilities	718	698

Total current liabilities	273,275	251,365

LONG-TERM DEBT, net of current portion	3,227	3,393
CAPITAL LEASE OBLIGATIONS, net of current portion	1,234	1,380
OTHER LONG-TERM LIABILITIES	31,899	37,520

Total liabilities	309,635	293,658

COMMITMENTS AND CONTINGENCIES
EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock – par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock – par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,474,579 and 44,662,796 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	30,316	29,775
Additional paid-in capital	240,988	231,842
Retained earnings	362,572	324,907
Accumulated other comprehensive loss	(33,718)	(45,080)

Total Diodes Incorporated stockholders’ equity	600,158	541,444

Noncontrolling interest	13,271	11,448

Total equity	613,429	552,892
Total liabilities and equity	$923,064	$846,550